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                                                                    EXHIBIT 23.1



CONSENT OF INDEPENDENT
CERTIFIED PUBLIC ACCOUNTANTS

Cash Technologies, Inc.
Los Angeles, California


We hereby consent to the incorporation by reference in the registration statement of Cash Technologies, Inc. on Form S-3 (File No. 333-41536) of our report dated August 31, 2000, except for note 9 which is dated September 12, 2000, relating to the consolidated financial statements of Cash Technologies, Inc. as of May 31, 2000 and for the year then ended, which report is included in this Annual Report on Form 10-KSB. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.



Los Angeles, California                             /s/ BDO SEIDMAN, LLP

September 27, 2001